FIRST AMENDMENT TO THE

USA MUTUALS

EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

with

MUTUALS ADVISORS, INC.

THIS FIRST AMENDMENT dated as of October 26, 2011, to the Expense Waiver and Reimbursement Agreement, dated as of December 2, 2011 (the “Agreement”), is entered into by and between USA MUTUALS (the “Trust”), on behalf of each series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Mutuals Advisors, Inc. (hereinafter called the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Advisor desire to amend the Agreement to add additional share classes of the Funds; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

1.           Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding Class A shares and Class C shares of each Fund to the Agreement and designating each Fund’s current share class as “Investor Class” shares.

2.           The Duration of the Agreement shall be extended to December 7, 2012, with such renewal terms of one (1) year, each measured from the date of renewal, as may be approved by the Board of Trustees, unless either party shall notify the other party of its desire to terminate the Agreement prior to such renewal.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

USA MUTUALS	MUTUALS ADVISORS, INC.

By: /s/ Jerry Szilagyi	By: /s/ Jerry Szilagyi
Name: Jerry Szilagyi	Name: Jerry Szilagyi
Title: President	Title: President

Amended Schedule A
to the

USA MUTUALS

EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

with

MUTUALS ADVISORS, INC.

Separate Series of USA MUTUALS

Name of Series and Share Class                                                                                                Expense Cap

Generation Wave Growth Fund – Investor Class Shares                                                              1.75%
Generation Wave Growth Fund – Class A Shares                                                                          2.00%
Generation Wave Growth Fund – Class C Shares                                                                          2.75%

Vice Fund – Investor Class Shares                                                                                                   1.85%
Vice Fund – Class A Shares                                                                                                               1.85%
Vice Fund – Class C Shares                                                                                                               2.60%

In the event that a Fund’s operating expenses (excluding interest on any borrowings by the Fund, taxes, interest and dividends on short sales, brokerage commissions, acquired fund fees and expenses and extraordinary expenses, if any) exceed the percentage shown above of that Fund’s average daily net assets on an annual basis, the Advisor shall reduce the amount of the investment advisory fee or assume expenses of the Fund in the amount of such excess, up to the amount of the investment advisory fee payable by the Fund to the Advisor.

As adopted: July 21, 2011
Amended on: December 2, 2011